[logo]                                                     Terra Industries Inc.
TERRA                                                         600 Fourth Street
                                   Exhibit 99.1                    P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756


           INITIAL PURCHASERS EXERCISE OPTION TO PURCHASE $20 MILLION
                       OF TERRA SERIES A PREFERRED SHARES


Sioux City, Iowa (Nov. 5, 2004)--Terra Industries Inc. (NYSE symbol: TRA) announced today that initial purchasers have exercised their option to purchase $20 million of Series A cumulative convertible perpetual preferred Terra shares. The sale of the preferred shares is expected to close on Nov. 10, 2004. Terra will use the sale proceeds for general corporate purposes.


The option was granted with Terra's private sale of $100 million of the Series A preferred shares on Oct. 15, 2004.


The preferred shares pay dividends, in cash or common shares at the company's option, at a rate of 4.25% per annum. The preferred shares are convertible into Terra common shares at a conversion rate of 100.4016 common shares per preferred share, which is equivalent to an initial conversion price of $9.96 per common share, subject to adjustment. Terra may also exchange the preferred shares for convertible subordinated debentures.


The preferred shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act.


Terra Industries Inc., with 2003 revenues of $1.4 billion, is a leading international producer of nitrogen products.


This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.'s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.'s most recent report on Form 10-K and Terra Industries Inc.'s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.


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Note:    Terra Industries' news announcements are also available on its web site, www.terraindustries.com.